LINDNER INVESTMENTS

                         Distribution and Service Plan
                             INSTITUTIONAL SHARES

                                 INTRODUCTION

Lindner Investments (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue an unlimited number of shares of six separate series, which series are designated as "Lindner Dividend Fund", "Lindner Growth Fund", "Lindner Utility Fund", "Lindner Bulwark Fund", "Lindner/Ryback Small-Cap Fund" and "Lindner International Fund". The Trust is also authorized to issue shares for each such series in two classes, which classes have been designated as the "Investor Class" and the "Institutional Class" of shares.

The Distribution and Service Plan (the "Plan") set forth below, which is designed to conform to the requirements of Rule 12b-1 under the 1940 Act and, where applicable, to the requirements of Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (NASD), has been adopted by a majority of the Trustees of the Trust (none of whom have any direct or indirect financial interest in the operation of the Plan or any agreements related to it), including a majority of those Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act (the "Disinterested Trustees"), who have determined by votes cast in person at a meeting called for the purpose of voting on the Plan that there is a reasonable likelihood that adoption of the Plan will benefit the Trust and its shareholders. Expenditures under the Plan by the Trust for Distribution Activities (defined below) are intended to result in the sale of Institutional Shares of the Trust within the meaning of paragraph
(a)(2) of Rule 12b-1 promulgated under the 1940 Act.

                                   THE PLAN

1. AUTHORIZED PAYMENTS. The Trust may enter into a written agreement with one or more broker-dealer firms, banking institutions, retirement plan administrators, other financial intermediaries or financial planners (each a "Distributor") to distribute Institutional Shares of one or more Series of the Trust and to service shareholder accounts using all of the facilities and the distribution networks of such Distributors, including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as any such Distributor may select. From the assets and income allocated to those series of Institutional Shares which are distributed by any such Distributor, the Trust is authorized to reimburse such Distributor for out-of-pocket expenses and costs actually incurred by any Distributor for the distribution of such Institutional Shares of one or more Series of the Trust. In addition, from the assets and income allocated to all series of Institutional Shares issued and outstanding at any time and from time to time, the Trust is authorized to reimburse Ryback Management Corporation ("RMC") for out-of-pocket expenses and costs actually incurred by RMC for the distribution of such Institutional Shares of the Trust. Services provided and activities undertaken to distribute Institutional Shares of the Trust by such Distributors or by RMC are referred to herein as "Distribution Activities."

The Trust may pay to any such Distributor, as reimbursement for providing Distribution Activities and as a compensation for providing personal service and/or maintaining shareholder accounts, a distribution and service fee not to exceed 0.25% per annum of the average daily net assets of the Institutional Shares (the "Distribution Fee") held in the accounts administered by such Distributor, or such lesser amount as a majority of the Disinterested Trustees may determine. In addition, to the extent that the Distribution Fee paid to any particular Distributor is less than 0.25% per annum, the Trust may reimburse RMC for Distribution Activities relating to Institutional Shares, so that the aggregate amount paid to such Distributor and RMC does not exceed 0.25% per annum of the average daily net assets of the Institutional Shares (the "Distribution Fee") held in the accounts administered by such Distributor, or such lesser amount as a majority of the Disinterested Trustees may determine. A majority of the Disinterested Trustees may from time to time reduce the amount of such expense reimbursement or may suspend the operation of this Plan for such period or periods as they may determine. Reimbursement contemplated by this Plan shall be paid monthly upon receipt by the Trust of a written expense report detailing the expenses qualifying for such reimbursement and the purposes thereof. Amounts payable under this Plan shall be subject to the limitations of Article III, Section 26 of the NASD Rules of Fair Practice, if payments are to be made to a Distributor that is a member firm of the NASD.

Amounts paid to each Distributor or the RMC by the Institutional Shares of each Series of the Trust will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Trust, except that distribution expenses attributable to the Trust as a whole will be allocated to the Institutional Shares according to the ratio of the sales of Institutional Shares to the total sales of the Trust's shares over the Trust's fiscal year or such other allocation method approved by the Trustees. The allocation of distribution expenses among classes will be subject to the review of the Trustees.

2. DISTRIBUTION ACTIVITIES. Expenses permitted to be paid or reimbused by the Institutional Shares of the Trust pursuant to this Plan shall include and be limited to the following:

         a) amounts paid to firms for performing services under a selected dealer agreement between a Distributor for sale of Institutional Shares of the Trust, including sales commissions and trailer commissions paid to, or on account of, account executives and indirect and overhead costs associated with Distribution Activities, including central office and branch expenses;

         (b) advertising for Institutional Shares of any Series of the Trust in various forms through any available medium, including the cost of printing and mailing Trust prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of Institutional Shares of any Series of the Trust; direct mail solicitation; television, radio newspaper, magazine and other advertising; public relations; and such other advertising or promotional expenses as may be approved from time to time by the Disinterested Trustees; and

         (c) sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and financial institutions (other than a Distributor) which have entered into selected dealer agreements with a Distributor with respect to Institutional Shares of any Series of the Trust.

3. QUARTERLY REPORTS; ADDITIONAL INFORMATION. An appropriate officer of the Trust will provide to the Trustees of the Trust for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. Each Distributor will provide to the Trustees of the Trust such additional information as the Trustees shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by each Distributor.

Each Distributor will inform the Trustees of the Trust of the commissions and account servicing fees to be paid by each Distributor to account executives of each Distributor and to broker-dealers and financial institutions which have selected dealer agreements with each Distributor.

4. EFFECTIVENESS; CONTINUATION. This Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Institutional Shares of each Series of the Trust. If approved by a vote of a majority of the outstanding voting securities of the Institutional Shares of the Trust, this Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Trustees of the Trust and a majority of the Disinterested Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of this Plan.

5. TERMINATION. This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Institutional Shares of the Trust.

6. AMENDMENTS. This Plan may not be amended to change the combined Distribution Fee to be paid as provided for in Section 2 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Institutional

Shares of each Series of the Trust. All material amendments of the Plan shall be approved by a majority of the Trustees of the Trust and a majority of the Disinterested Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

7. DISINTERESTED TRUSTEES. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees.

8. RECORDS. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six years from the date of effectiveness of this Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

9. ENFORCEMENT OF CLAIMS. The name "Lindner Investments" is the designation of the Trustees under a Declaration of Trust dated July 19, 1993, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, and neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.


Adopted by the Board of Trustees on January 25, 1996.
Approved by all holders of Institutional Shares of all Series of the Trust on February 1, 1996.